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                                                                      EXHIBIT 12
                                                                      ----------




             FIRST UNION REAL ESTATE EQUITY AND MORTGAGE INVESTMENTS
             STATEMENTS OF RATIOS OF COMBINED INCOME FROM OPERATIONS
                    AND COMBINED NET INCOME TO FIXED CHARGES
                          (IN THOUSANDS, EXCEPT RATIOS)


                                             Six Months Ended
                                                 June 30,                        Years Ended December 31,
                                            ------------------          ------------------------------------------------------
                                              1996       1995             1995       1994        1993         1992        1991
                                            -------    -------          --------   --------    --------     --------    ------
Income before capital gain or
  loss, extraordinary loss and
  cumulative effect of accounting
  change                                    $    96    $  1,879         $ 3,256    $ 6,485     $10,276      $12,657     $13,330

Add fixed charges, exclusive of
  construction interest capitalized          11,935      11,259          22,987     21,865      19,103       19,469      21,513
                                            -------    --------         -------    -------     -------      -------     -------

Income from operations, as defined           12,031      13,138          26,243     28,350      29,379       32,126      34,843
Capital gains                                   ---      29,870          29,870        ---       4,948        5,775       4,906
                                            -------    --------         -------     ------     -------      -------     -------

Reduction for unrealized loss on
  carrying value of assets identified
  for disposition                               ---         ---          14,000        ---        ---           ---         ---
                                            -------    --------         -------    -------     ------       -------     -------

Net income, as defined                      $12,031    $ 43,008         $42,113    $28,350     $34,327      $37,901     $39,749
                                            =======    ========         =======    =======     =======      =======     =======


Fixed charges:
  Interest
     - Mortgage loans                       $  4,065   $  3,914         $ 7,670    $ 7,335     $ 5,777      $ 6,182     $ 6,493
     - Senior notes                            4,652      4,652           9,305      9,305       5,779        4,199       4,199
     - 10.25% debentures                         ---        ---             ---        ---       3,214        3,858       3,858
     - Bank loans and other                    2,916      2,403           5,422      4,640       3,747        4,694       6,221
     - Capitalized interest                       95          5             169        ---         ---          ---        ---
     Amortization of debt issue costs             99         90             184        168         162          122          95
     Rents (1)                                   203        200             406        417         424          414         647
                                            --------   --------         -------    -------     -------      -------     -------

Fixed charges, as defined                   $ 12,030   $ 11,264         $23,156    $21,865     $19,103      $19,469     $21,513
                                            ========   ========         =======    =======     =======      =======     =======


Ratio of income from operations, as
 defined, to fixed charges                      1.00       1.17            1.13      1.30         1.54         1.65        1.62
                                            ========   ========         =======    ======      =======      =======     =======


Ratio of net income, as defined,
 to fixed charges                               1.00       3.82            1.82      1.30         1.80         1.95        1.85
                                            ========   ========         =======    ======      =======      =======     =======


- -----------------

(1) The interest portion of rentals is assumed to be one-third of all ground rental and net lease payments.



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